Exhibit 10.3

Services Agreement

This Agreement is made between lncannex Healthcare Limited ACN 096 635 246 of Level 39, Rialto South Tower, 525 Collins Street, Melbourne, Victoria 3000 (IHL or us) and Madhukar (Madhu) Bhalla of 4 Delgado Parade, lluka, WA 6028 (you).

Recitals/ Background matters

A.	IHL requires performance of the Services.

B.	You, and your personnel, are experienced in the provision of the Services.

C.	IHL agrees to engage you to provide the Services, for your and IHL’s mutual benefit, on the terms of this Agreement.

You and IHL agree as follows:

1.	Definitions

1.1	The terms defined in clause 15, and their definitions, apply throughout this Agreement.

2.	Services

2.1	These standing terms commence on the Commencement Date and continue until termination of this Agreement in accordance with clause 12.

2.2	From time to time IHL may issue you a Purchase Order, on the standing terms and conditions of this Agreement and otherwise on such terms as IHL sees fit, identifying at least the particular Services it requires you to provide, the fee and the timeframe for delivery of the Services described in the Purchase Order in question.

2.3	If you accept any Purchase Order, you agree that you and your personnel will provide the Services described in that Purchase Order, on the standing terms and conditions of this Agreement and any additional terms and conditions set out in the Purchase Order.

2.4	In the event of any inconsistency between this Agreement and the terms and conditions set out in the Purchase Order, this Agreement prevails to the extent of the inconsistency.

2.5	You acknowledge that:

(a)	you are solely responsible for determining how you and your personnel provide any Services, based on your experience and expertise;

(b)	IHL’s need for Services, and the nature and extent of the Services required, will vary from time to time;

(c)	IHL does not guarantee that it will require any particular level of Services or that you will receive any particular amounts over the life of this Agreement; and

(d)	IHL relies entirely on your expertise in providing the Services.

2.6	In entering into this Agreement you acknowledge, warrant and represent that:

(a)	you, and your personnel, do not owe any obligation to any person or entity that does or might:

(i)	prevent you from providing the Services from the Commencement Date; or

(ii)	interfere with the performance of any of your obligations under this Agreement;

(b)	you and your personnel have all skills, experience, competence, expertise and, as necessary, all qualifications and licences required or helpful to provide all aspects of the Services, and without limiting clause 3.1, you will (and will ensure that your personnel) provide all Services to the standard, and in any way reasonable, necessary or helpful, to fulfil all corporate duties that IHC’s company secretary owes it;

(c)	IHL has not made, and you have not relied on, any representation or statement to you, to the effect that you are an independent contractor, and have instead made your own assessment of whether you are a contractor and, based on that assessment, you have concluded that you operate your own business supplying the Services;

(d)	you will carry out all Services in an efficient manner to the highest professional standard for the benefit of your business and for the benefit of our business, promptly and with all due care, skill, competence and diligence, in a manner consistent with any duty you bear as an officeholder under any legislation;

(e)	the fee has been set to compensate you, at a commercial rate, for the Services; and

(f)	you have taken such advice as you see fit about your business affairs and this Agreement.

3.	Your business is your business

3.1	You operate your own business and as an independent contractor and we rely heavily on your expertise and knowledge and your decisions about how you provide the Services. We do not tell you or your personnel what to do or how to do what you do or control how you provide the Services or how you complete any Purchase Order, and in return, we do not underwrite your business.

3.2	You rely on your own professional advice and make your own decisions about your business, what structures are best for you and any tax deductions available lo you. We do not give you advice.

3.3	Nothing in this Agreement prevents you working for any other business during the No Dealing Period, so long as your other activities do not:

(a)	interfere with the provision or quality of the Services or your performance of any duty you bear as an officeholder under any legislation;

(b)	conflict with our interests or the interests of any Client; or

(c)	breach clause 13.

3.4	Before you take up any other opportunity during the No Dealing Period you will inform us of the opportunity and you acknowledge that this disclosure is essential to help us ensure we are aware of, and can manage, any conflict and avoid any unexpected surprises.

4.	You are not our employee

4.1	You acknowledge and agree that:

(a)	you are not our employee and your personnel are not our employees, and nothing in this Agreement makes you or any personnel our employee;

(b)	nothing in clause 2.6(b) or clause 2.6(d), or any act you perform or any Services you (or your personnel) provide, suggests or creates any relationship of employment between you and IHL;

(c)	instead, this Agreement creates the relationship of principal and independent contractor and does not constitute: (i) a joint venture; (ii) a partnership between you and IHL; or (iii) a relationship of agency between you and IHL; and

(d)	you must not, on our behalf: (i) make any agreement, representation or commitment; or (ii) hold out to any person that you have any authority to make any agreement, representation or commitment on our behalf.

4.2	Instead, as an independent contractor you are solely responsible for compliance with any and all industrial awards and any and all laws and responsible for and indemnify us against:

(a)	all typical benefits of employment, in respect of you and all of your personnel; and

(b)	all findings of employment or that you, or your personnel (or any of them), are our employee and all consequential or related claims, including: (i) all claims for any typical employment benefits; and (ii) to the fullest extent permissible, any penalty.

5.	Fees

5.1	We will pay you the fee for providing the Services, subject to this clause. The Purchase Order for the Services in question will set out the fee.

5.2	Except to the extent that the fee specified in it has already been paid, we will pay a Valid Invoice within 45 days from the date on which you give us a Valid Invoice (in any manner we notify to you from time to time).

5.3	We are not obliged to pay you any part of the fee unless and until you have issued a Valid Invoice that nominates the Purchase Order, or for any additional costs and expenses in relation to the Services unless the additional costs and expenses are Approved Expenses.

5.4	You agree to give us, promptly, any additional information or documentary evidence we ask for, to help us assess whether you have submitted a Valid Invoice (or an invoice purporting to be a Valid Invoice).

5.5	Unless provided elsewhere in this Agreement, we are not required to pay interest on the amount of any invoice, and you agree that this clause overrides all other arrangements that may appear or be referred to in any other terms or conditions.

6.	GST

6.1	This Agreement deems any amount payable to you as contemplated by a Purchase Order or this Agreement, lo be expressed on a GST-exclusive basis unless it is expressly slated otherwise in this Agreement or a Valid Invoice. To achieve this, if:

(a)	an amount payable to you and specified in, or calculated in accordance with, this Agreement is not taken to be expressed on a GST exclusive basis; and

(b)	the amount is consideration for a supply which is a taxable supply under A New Tax System (Goods and Services Tax) Act 1999 (Cth),

then, despite anything else in this Agreement , the amount payable to you is 110% of the amount.

6.2	You warrant that if you are required to registered for GST under A New Tax System (Goods and Services Tax) Act 1999 (Cth) at any time you provide any Services, you will register and remain registered for GST throughout the Term.

7.	Impact of certain deeming laws

7.1	This clause applies if you have chosen not to trade through your own company. While we respect your election, it does mean that Stale and Federal deeming laws may require us to deduct and remit amounts in respect of Charges, as if you were an employee and you acknowledge that this is an external requirement imposed on us by law, and does not indicate or create employment.

7.2	To ensure that we comply with all deeming laws relating to Charges, we will:

(a)	withhold and remit, from any fee payable to you in respect of any Services:

(i)	the required income tax, if any (such as PAYG witholding), and you agree to provide to us your tax file number so we can comply with the applicable deeming laws that bind us; and

(ii)	superannuation contributions on your behalf to a complying superannuation fund of your choice or, if you do not nominate such a fund, our default fund; and

(b)	maintain statutory workers’ compensation cover on your behalf.

7.3	Without limiting clause 7.2, you authorise and direct us to make all such deductions and remittances and acknowledge and agree that our compliance with those laws does not create an employment relationship between you and us and is instead only a reflection of our compliance with the law.

7.4	You acknowledge and agree that you will:

(a)	maintain, at all times, public liability insurance to a value of at least AUD10million;

(b)	comply with all taxation obligations, including (as applicable) GST and PAYG obligations; and

(c)	within 48 hours of request, give us evidence that you comply with these obligations, including a copy of all policies of insurance, receipts for premiums paid, and certificates of currency.

8.	Confidentiality

8.1	You are a service provider to our business, and you recognise that we rely on you heavily to protect our business interests, including our business relationships with Affected Persons and our confidential information and IP. To help you provide the Services we give you access to confidential information about us and our Clients. That information would be a significant advantage to a competitor, and you acknowledge our need to protect it and our relationship with Affected Persons.

8.2	For so long as it remains confidential (during and after this Agreement is in effect), you must not use or disclose any confidential information. and will use all best endeavours to prevent the publication, use or disclosure, by anyone (including anyone else) of any confidential information, except:

(a)	for our benefit;

(b)	as necessary to provide any Services;

(c)	as required by law, so long as you notify IHL immediately upon becoming aware that you will be required to disclose any confidential information;

(d)	to professional advisers to obtain advice for our benefit; or

(e)	to enforce this Agreement.

8.3	Upon the termination of this Agreement for any reason, you will deliver to us or our authorised representative, without any further demand:

(a)	all documents and records, including all copies of documents, records however they are stored in your possession, custody or control containing or relating in any way to Confidential Information; and

(b)	all other property of IHL, any Related Body Corporate or any Affected Person.

9.	Inventions, IP and IP Rights

9.1	By entering into this Agreement, you irrevocably grant IHL a licence to use all IP Rights in all Works in perpetuity, without any cost to IHL other than the fee. Except as set out in this clause, we have no interest in any of your IP Rights.

10.	Work Health and Safety

10.1	As an independent contractor, you recognise that you are primarily responsible for your own WHS and the WHS of all of your personnel, because you alone control how your personnel perform any Services, and that, as a result, we rely on you to identify, assess and manage all risks involved in providing all or any Services.

11.	Indemnity

11.1	Subject to applicable laws and without limiting clauses 3, 4 or 8, you are solely liable for, and indemnify us against all claims made against us in relation to:

(a)	how you conduct your business or how you perform the Services;

(b)	any act, omission or default by you in the provision (or non-performance) of any Services;

(c)	your dealings with any person or entity you work with in the course of providing the Services;

(d)	any use (or misuse) of any confidential information;

(e)	any interference with contract;

(f)	any breach of your obligations under this Agreement;

(g)	all loss, damage or injury to persons or property caused by you; and

(h)	all claims, actions, damage or loss that we incur or are liable for as a result of any Charge, including all claims of underpayment or non-payment of any Charge.

11.2	You acknowledge and agree that this clause survives the termination of this Agreement for any reason.

12.	Terminating this Agreement

12.1	Either you or IHL may terminate this Agreement and our relationship with you, immediately at any time, for any reason, by giving the other party one (1) month’s written notice. You acknowledge and agree that:

(a)	you are not entitled to any compensation or damages from us if we terminate this Agreement and our relationship with you for any reason at any time; and

(b)	the length of the notice period in this clause reflects the courteous approach our respective businesses adopt to working together, and does not create or indicate employment.

12.2	If this Agreement is terminated for any reason at any time:

(a)	you must stop providing the Services immediately (or otherwise as agreed at the time);

(b)	subject to clause 11, we will pay you all amounts due under this Agreement;

(c)	you must return to us, immediately: (i) all of our property, including all records, files, correspondence, notes, papers, documents and confidential information in your possession: (ii) all copies of all such property or any part of it; and (iii) an undertaking, in terms acceptable to us, that all such property has been returned; and

(d)	the termination does not affect the operation of any of your continuing obligation/s under this Agreement.

13.	Protecting our relationships with Affected Persons

13.1	Without limiting clause 3.3, during the No Dealing Period you must not, directly or indirectly (including as an employee or through any other business):

(a)	canvass or solicit the custom of any Affected Person:

(b)	accept any approach from, or approach, solicit, encourage or induce any Affected Person to:

(i)	acquire, from anyone other than us, any Similar Services; or

(ii)	engage or allow you to perform any Similar Services except through us;

(c)	perform any Similar Services for any Affected Person;

(d)	interfere with our relationship with any Affected Person or entice or assist any Affected Person to limit, reduce or cease their involvement with us or our business, including by engaging you directly (without us); or

(e)	attempt to do any act referred to in this clause or counsel, procure, encourage, assist or allow any person to do any act referred to in this clause.

13.2	You acknowledge and agree that:

(a)	we have invested significantly to develop confidential information and relationships with Affected Persons, and have a critical business need to protect those relationships and all confidential information:

(b)	by virtue of providing the Services, you will acquire a detailed knowledge of confidential information and projects, products and customers and have the opportunity to build relationships with Affected Persons;

(c)	the nature of IHL’s business and the Services make IHL particularly susceptible to irreparable harm, damage or loss from unauthorised use or disclosure of any Confidential Information;

(d)	any use of any confidential information for someone else’s benefit could significantly and irreparably harm us or our business and the restrictions in this clause are fundamental to our decision to engage you and give you the opportunity to provide the Services, so each restriction in this Agreement on your ability to deal with Affected’ Persons and confidential information is: (i) reasonable, separate, distinct and severable; (ii) reasonably necessary to protect our connection with Affected Persons; and (iii) to be given its maximum effect, which is not greater than is reasonably necessary for the protection of our legitimate interests, given the nature of our business;

(e)	the Restraints of Trade Act 1976 (NSW) and the laws of New South Wales govern all restrictions, including, in particular, the No Dealing Period, and otherwise, the laws of the State or Territory in which you perform the Services govern this Agreement, and you submit unconditionally to the non-exclusive jurisdiction of those courts;

(f)	if any restriction is held to be void or ineffective for any reason but would be treated as valid and effective if part of the wording were deleted, the restriction will apply with such deletions or modifications as are necessary to make it valid and effective;

(g)	the unenforceability of any restriction does not affect the enforceability of any other restriction and the overlapping nature of any, or any particular, restrictions does not undermine or affect their validity or enforceability;

(h)	damages may not be an adequate remedy for any breach of the restrictions contained in this Agreement

(i)	and the remedies of injunction, specific performance and other equitable relief may be appropriate, particularly if you breach or threaten to breach, or we believe that you are likely to breach, any of your obligations under this clause; and

(j)	the fee we pay you for Services rendered is adequate consideration for all restrictions.

14.	Personnel

14.1	You warrant that before you allow any person to be involved in providing any Services, you will give IHL a copy of the Deed, executed by that person. You acknowledge that this clause 14 and the Deed are fundamental to us and that we would not have entered into this Agreement without the warranties and acknowledgments they contain.

15.	Defined Terms

15.1	The following terms, and their definitions, apply throughout this Agreement.

Affected Person means any person or other entity you dealt with on our behalf during the last 12 months of your involvement with us, including each Client, employee, supplier and independent contractor of IHL and IHL’s related and associated entities, and Affected Persons has a corresponding meaning.

Approved Expenses means any expense we have approved, in writing, before it was incurred.

Client means each and any person:

(a)	IHL provides any services, for payment or other reward; and

(b)	you provide or have provided any Services pursuant to this Agreement, and Clients has a corresponding meaning;

Charges means amounts that we are required to remit, in respect of:

(a)	tax, pursuant to Federal income tax laws;

(b)	superannuation, pursuant to Federal superannuation laws;

(c)	workers’ compensation, pursuant to State laws; and

and Charge has a corresponding meaning.

Commencement Date means 28th June, 2021.

confidential Information:

(a)	means all information of a confidential nature (whether that information is provided verbally or by way of a document or other material in human or machine readable form) or which is generally not known outside of IHL and which relates to IHL or its business;

(b)	includes all information and all copies of information contained in or relating to:

(i)	any Affected Person/sand all lists of contact details or preferences or our relationship with them, including fees and services provided;

(ii)	the identity, details or affairs of any former, current or potential Clients, including all lists of the contact details of any of them;

(iii)	financial matters, such as actual, projected or anticipated financial performance, margins or profit;

(iv)	all information disclosed to a Client or a related entity by any third party (including a client of a Client) under any agreement that requires the client or related entity to keep that information confidential;

(v)	details of any IP; and

(vi)	all information designated as confidential, all information you know or ought to know is confidential, and all improvements, adaptations or derivative works relating to any such information, made by or on behalf of you, solely or jointly with any other person; and

(c)	does not include information that is in the public domain, except due to breach of your obligations under this Agreement. ·

Deed means the deed set out in the Schedule to this Agreement.

fee means $5,000 (plus GST) each month, to be stated in, or calculated in accordance with, the Purchase Order for the Services in question.

IP means intellectual property and includes any computer program, software, hardware, discovery, invention or secret process or improvement in procedure made, developed or discovered by you arising from or in the course of providing any services to us or any Client.

IP Rights means all existing and future intellectual property rights throughout the world, including:

(a)	all rights comprised in any copyright, trademarks, patents, designs, or similar rights, whether at common law or conferred by statute;

(b)	all patents, copyright, registered designs, trademarks (whether or not registered or registerable) made, conceived, invented, procured or suggested by you or to which you contribute or in the course of, or at the same time as, providing any Services, and all rights in circuit layouts and the right to have confidential information kept confidential; and

(c)	any application or right to apply for registration of any of those rights,

throughout the world for the full period of the rights and all extensions.

No Dealing Period means for so long as you provide and Services and thereafter, in the following order of priority, subject to the Restraints of Trade Act 1976 (NSW), for:

(a)	12 months;	(b) 11 months;	(c) 10 months;	(d) 9 months;	(e) 8 months;
(f)	7 months;	(g) 6 months;	(h) 5 months;	(i) 4 months;	(j) 3 months.

Purchase Order means a purchase order that IHL issues to you, on such terms as it sees fit, identifying the particular Services It requires you to provide.

Services means:

(a)	specialist company secretary services and corporate services, provided to a professional standard and in any way helpful, reasonable or necessary to fulfil all corporate duties that its company secretary owes to IHC; and

(b)	any other particular services identified in any Purchase Order provided to you.

Similar Services means any services that are the same as, or similar to, any Services you provided during the last 12 months, or the performance of which would require you to use, or be aided by the use of, any confidential information.

typical benefits of employment means all incidents of employment and all incidents of deemed employment under the deeming provisions of laws concerning superannuation, workers’ compensation, tax and payroll tax, including (as applicable) all:

(a)	wages, salary, allowances (including annual leave loading), penalty rates, overtime, commissions and bonuses:

(b)	leave, including annual leave, personal/carer’s (including sick) leave, parental leave, long service leave and public holidays;

(c)	benefits under any award or other industrial Instrument;

(d)	except as required by the deeming laws referred to in this Agreement, compulsory superannuation contributions, workers’ compensation and workers’ compensation benefits; and

(e)	all other statutory entitlements provided, or required to be provided, to any employee.

Valid Invoice means an invoice which:

(a)	is a tax invoice under A New Tax System (Goods and Services Tax) Act 1999 (Cth);

(b)	identifies the Purchase Order and the Services for which you make your claim for payment;

(c)	identifies all personnel who provided the Services in question, and contains a statement by an authorised person from your organisation, confirming that you have satisfied all typical benefits of employment, in respect of each of those personnel, in respect of all Services they have provided; and

(d)	separately identifies all Approved Expenses included.

Works means:

(a)	all materials, things and information, including all Inventions, software, databases, models, drawings, plans, processes, formulae, recipes, artwork, designs, logos, reports, proposals and records; and

(b)	all IP Rights (and all IP Rights in any Works) in any item or thing created or developed in the course of, or at the same time as, providing any Services to us or any Client.

16.	Other matters

16.1	This Agreement and the Deed constitutes the entire agreement between the parties as to its subject matter and continues to apply to your engagement despite any change to the engagement. It supersedes all previous representations, agreements and/or offers about its subject matter and may be amended only by written agreement between the parties.

16.2	The law of the State or Territory in which you supply the Services applies to this Agreement. The information contained in this document remains the property of IHL and may not be copied, distributed or formatted for any other use without our prior consent.

16.3	A provision of or a right created under this Agreement may not be waived except in writing signed by the party or parties to be bound by the waiver.

16.4	You warrant that you have had the opportunity to seek independent legal or professional advice in relation to the nature, effect and extent of this Agreement and that you have read, and accept, each of its terms and conditions. You understand that we rely on these warranties in providing you with the opportunity to provide the Services.

16.5	You agree that if this Agreement imposes on you any obligation and you provide any Services to or for the benefit of any related or associated entity of IHL:

(a)	you will owe each such obligation to that other entity as if it were a party to this Agreement;

(b)	IHL or that other entity may enforce the obligation. in the case of the other entity, as if it were a party to this Agreement; and

(c)	in addition to entering into this Agreement on its own behalf, IHL enters into this Agreement and holds the benefit of this clause on behalf of and on trust for that other entity.

Executed as an Agreement

EXECUTED on behalf of Incannex Healthcare Limited CAN 096 635 246, by its authorized representative in the presence of:		EXECUTED by the person named above as “you”, in the presence of:

Authorised signatory	Witness’ signature	Authorised signatory	Witness’ signature

Print name	Print name	Print name	Print name
Date:	Date:	Date:	Date:

Schedule

The person Identified in the signing clause (you) enters into this DEED for the benefit of lncannex Healthcare Limited ACN 096 635 246 (IHL or us).

Recitals

A.	IHL engages the Provider to provide the Services and the Provider engages your services to allow the Provider to provide the Services.

B.	In the course of providing the Services on the Provider’s behalf, you will have access to IHL’s goodwill, confidential information and relationships, which IHL wishes to protect.

C.	In return for, and as a condition of, the opportunity to provide the Services, you agree to take on the Obligations, personally, on the terms of this Deed, to protect IHL’s legitimate business interests.

THIS DEED WITNESSES

1.	Definitions

1.1	Throughout this Deed:

(a)	Agreement means the Agreement between the Provider and IHL, a copy of which is annexed to this Deed;

(b)	Provider means the party to the Agreement that is not IHL.

(c)	Obligations means all obligations the Agreement imposes on the Provider under: (i) clause 8 “Confidentiality”; (ii) clause 9 “Inventions, IP and IP Rights”; and (iii) clause 13 “Protecting our relationships with Affected Persons”; and

(d)	all terms defined in the Agreement, and their definitions, apply.

2.	Obligations

2.1	In return for the opportunity to provide Services on behalf of the Provider, and on the basis of the acknowledgments in clause 3, you:

(a)	take on and will perform all Obligations personally, subject to the terms of this Deed, as if: (i) you were a party to the Agreement; and (ii) each reference to the Provider were a reference to you; and

(b)	guarantee, unconditionally and irrevocably, the due and punctual performance of all Obligations, and will take all steps reasonable, necessary or convenient to give effect to this clause.

3.	Acknowledgments

You acknowledge and agree that:

(a)	the Recitals are accurate and correct and this Deed is critical to protecting IHL’s business interests;

(b)	to the extent that consideration is required, the opportunity to provide Services amounts to good and valuable consideration for entering into this Deed; .

(c)	IHL would not have allowed you to provide any Services without you entering into this Deed;

(d)	you are not an employee of IHL and instead provide your services or perform work through the Provider which is your employer and you are satisfied that the provision of Services does not create a relationship of employment between IHL and you;

(e)	IHL is not responsible to you for any typical benefits of employment ;

(f)	before entering into this Deed you have had the opportunity to obtain independent advice and have satisfied yourself about all matters and mak.e the acknowledgments in clause 13.2 of the Agreement;

(g)	neither IHL nor any person associated with its business has: (i) misrepresented, to you or anyone else, the true nature of your relationship with IHL; or (ii) made any false statement to persuade or influence you to enter into this Deed; and

(h)	the obligations imposed on you by this Deed are reasonable and reasonably necessary to protect IHL’s legitimate business interests, and go no further than reasonably necessary to do so.

4.	Other matters

4.1	Part or all of any clause of this Deed that is illegal or unenforceable will be severed from this Deed and the remaining provisions of this Deed will continue in force.

4.2	This Deed is governed by the laws listed in clause 16.2 of the Agreement.

EXECUTED AS A DEED

Signed sealed and delivered by the person named as ‘you’ in the presence of:

Your signature	Witness signature

Print your name	Print witness name

Print your address	Print witness address

Date:	Date: